Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

COLLAB Z INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457 (o)	1,250,000	$4.00	$5,000,000	0.00015310	$765.50
Fees to Be Paid	Equity	Overallotment Option Shares of Common Stock	457 (o)	187,500	$4.00	750,000	0.00015310	114.83
Fees to Be Paid	Equity	Representative’s Warrants	457 (g)	-	$-	$-	-	$-
Fees to Be Paid	Equity	Common Stock underlying Representative Warrant (2)(3)	457 (o)	57,500	$4.4	$253,000	0.00015310	$38.74
Fees to Be Paid	Equity	Common Stock to be sold by Selling Stockholder	457 (o)	100,000	$4.00	$400,000	0.00015310	$61.24
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$6,403,000		$980.31
	Total Fees Previously Paid					-		$0
	Total Fee Offsets					-		-
	Net Fee Due							$980.31

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) (3)

Reflects the additional shares that the underwriter has the option to purchase to cover over-allotments, if any.

No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.